Exhibit 10.3

TIMBERLINE RESOURCES CORPORATION

101 E. Lakeside

Coeur d'Alene, ID 83814 USA

April 10, 2014

STRICTLY PRIVATE AND CONFIDENTIAL

Wolfpack Gold Corp.

Suite 5, 5450 Riggins Court

Reno, Nevada 89502 USA

Dear Sirs/Mesdames,

Re: Amended Terms for Proposed Business Combination

This amended letter of intent (the “Amended Letter of Intent”) sets out the amended and restated general terms and conditions in furtherance of the proposed business combination among Wolfpack Gold Corp. (“Wolfpack”) and Timberline Resources Corporation (“Timberline”) as previously memorialized in our letter of intent dated effective March 11, 2014 (“Prior Letter of Intent”), pursuant to which Timberline will acquire all of the shares of, or otherwise combine with Wolfpack (the “Proposed Transaction”).

The purpose of this Amended Letter of Intent is to set out amended indicative transaction terms for the Proposed Transaction in order that , among other things, the parties may proceed to negotiate and settle the terms of a definitive agreement (the “Definitive Agreement”).

The parties will mutually agree on the final structure for proceeding with the Proposed Transaction following completion of due diligence and a review of tax, accounting, corporate and securities law issues.

This Amended Letter of Intent amends and restates the Prior Letter of Intent and supersedes it in its entirety.

1.

Indicative Terms

The amended indicative terms of the Proposed Transaction are set forth in Schedule A attached hereto.

2.

Bridge Loan

Wolfpack has made available to Timberline, on a non-revolving basis, US$1,000,000 (the “Loan”) to fund the working capital needs of Timberline during the interim period prior to completion of the Proposed Transaction pursuant to a promissory note (the “Note”) and deed of trust, security agreement, assignment of leases and rents and fixture filing to secure promissory note (the “Deed of Trust”) both dated effective March 14, 2014.  This Loan was funded, in relation to the initial advance of US$500,000 to Timberline, and will be funded in relation to any additional advances, in tranches of US$250,000, subject to the delivery by Timberline to the lender of a funding request, from funds in the current treasury of Wolfpack, estimated to be CAD$4,900,000, prior to the Initial Advance and estimated operating expenses of CAD$200,000.

The Loan will continue to be governed by the terms and conditions of the Note and Deed of Trust and those documents are not in any way revised, amended or otherwise superseded by this Amended Letter of Intent.

3.

Exclusivity

In connection with the evaluation of the Proposed Transaction and in consideration for the time expended and expenses incurred by each of them with respect to the Proposed Transaction, each of the parties agrees to deal exclusively and in good faith with the other party in regards to the Proposed Transaction, including without limitation, the settling of the form of the Definitive Agreement during the period (the “Exclusivity Period”) from the date of the Prior Letter of Intent until the earlier of (i) 5:00PM PDST on May 5, 2014, (ii) the date of the execution of a mutually acceptable Definitive Agreement, or (iii) the date, if any, upon which the parties mutually agree in writing to terminate discussions.

During the Exclusivity Period, and with the exception of the completion by Wolfpack of its Pre-Merger Transaction as contemplated in Schedule A hereof, neither Wolfpack or Timberline will, and each of such will cause its subsidiaries and its and their respective directors, officers, employees, representatives, advisors and agents (collectively, “Agents”) not to, in each case, directly or indirectly:

(a)

solicit, initiate, encourage, facilitate or accept any inquiry, proposal or offer (an “Acquisition Proposal”) from any person (other than the parties hereto) with respect to any of the following transactions (“Alternative Transactions”) between such party or any of its affiliates and any person:

(i)

the acquisition or purchase by any person or group of persons acting jointly or in concert of any capital stock or other voting securities, or securities convertible into or exercisable or exchangeable for any capital stock or other voting securities, of such party or any of its affiliates representing 10% or more of the outstanding voting securities of such party or such affiliate, on a fully diluted basis, or of all or a material portion of the assets of such party or any of its affiliates;  provided however, that Wolfpack acknowledges and agrees that the above exclusivity provisions do not and will not require that Timberline cease any discussions and negotiations that were ongoing as of the date of the Initial Letter of Intent with potential joint-venture partners for any of its Nevada properties, with the exception of Seven Troughs and the South Eureka Projects (including Lookout Mountain), and do not and will not prevent Timberline from entering into a joint-venture arrangement in connection with any of its Nevada properties, with the exception of Seven Troughs and South Eureka, as such joint-venture may be approved by the board of directors of Timberline and subject to the consent of Wolfpack under Section 5 hereof;

(ii)

a merger, recapitalization, restructuring, reorganization, amalgamation, arrangement, joint venture or other business combination involving such party or any of its affiliates; or

(iii)

any other extraordinary business transaction involving or otherwise relating to such party or any of its affiliates;

(b)

participate in any discussions, conversations, negotiations or other communications with any person with respect to an Alternative Transaction;

(c)

enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or pursuant to which such party may be required to delay, abandon, terminate or fail to consummate the Proposed Transaction; or

(d)

furnish any information to any person in connection with a proposed Alternative Transaction or otherwise assist, facilitate or encourage the making of, or cooperate in any way regarding, any Acquisition Proposal.

In addition, each of the parties agrees to cease and terminate immediately, and to cause its Agents to cease and terminate immediately, any existing negotiations, discussions, conversations or other communications with respect to any Alternative Transaction.

Each party shall promptly advise all other parties of its receipt of any Acquisition Proposal and any request for information that may reasonably be expected to lead to or is otherwise related to any Acquisition Proposal, the identity of the person making such Acquisition Proposal or request for information and the terms and conditions of such Acquisition Proposal and shall refrain from engaging in any communication that may encourage the continuation or pursuit of such Acquisition Proposal.

4.

Confidentiality

The parties agree to treat this agreement and all terms and conditions hereof, and all data, reports, records, and other information, coming into the possession of the parties and their employees, affiliates and agents by virtue hereof (collectively, the “Confidential Information”) as confidential, except if disclosure of such Confidential Information is required by applicable law or by any government authority.  Such Confidential Information will not be otherwise disclosed to any person without the prior consent of the affected party or parties, which consent will not be unreasonably withheld.

The foregoing consent requirement will not apply to a disclosure to:

(a)

comply with any applicable laws, or any government authority having jurisdiction, including but not limited to disclosure obligations under the rules of applicable stock exchanges and Timberline’s obligations to file current reports on Form 8-K upon the occurrence of certain definitive events;

(b)

a director, officer or employee of a party;

(c)

an affiliate of a party; or

(d)

an agent of a party that has a bona fide need to be informed.

The obligations of confidentiality and prohibitions against use under this letter of intent will not apply to information that the disclosing party can show by reasonable documentary evidence or otherwise:

(a)

as of the date hereof, was in the public domain, other than as a result of a breach of this Section 4;

(b)

after the date hereof, was published or otherwise became part of the public domain through no fault of the disclosing party or an affiliate thereof (but only after, and only to the extent that, it is published or otherwise becomes part of the public domain); or

(c)

was information that the disclosing party or its affiliates were required to disclose pursuant to the order of any government authority or judicial authority.

5.

Conduct of Business

During the Exclusivity Period, each of the parties agrees that it will advise the other party, on an ongoing basis, of its business operations and except as expressly contemplated hereby will not enter into any material agreement or any agreement with any insider, issue any securities (other than pursuant to the exercise of options or warrants outstanding as of the date hereof or the issuance of stock options to newly hired employees or as required by agreements in force and effect prior to the date hereof) or incur any material expenditures outside the ordinary course of business without the prior consent of the other party, such consent not to be unreasonably withheld.  The Definitive Agreement will contain similar restrictions.

6.

Due Diligence

Promptly following the execution hereof, each party will commence its due diligence investigation of the other party and their respective properties.  Each party will make available to the other party all such information concerning itself and its business, affairs and properties as the others may reasonably request for purposes of determining if they wish to proceed with the Proposed Transaction.  Each party will, prior to 5:00 PM PDST April 18, 2014, confirm to the other party in writing whether or not it is satisfied with the results of its due diligence investigation.  If all parties are satisfied with their due diligence, all parties will be committed to negotiate in good faith and execute the Definitive Agreement and proceed with the Proposed Transaction described herein subject only to the other conditions in this Amended Letter of Intent and the Definitive Agreement. Alternatively, if a party is not satisfied with the results of its due diligence investigation, no party will have any further obligations hereunder.

7.

Costs of Proposed Transaction

All fees and expenses incurred in connection with the Proposed Transaction will be borne by the party incurring such expenses.

8.

Binding Effect

It is understood that this Amended Letter of Intent merely constitutes a statement of the parties’ mutual intentions with respect to the Proposed Transaction, it does not contain all matters upon which agreement must be reached for the Proposed Transaction to be consummated, and therefore this Amended Letter of Intent does not constitute (except as specifically set forth below) a binding commitment of any of the parties with respect to the Proposed Transaction or any other matter.  A binding commitment with respect to the Proposed Transaction will result only after the parties are satisfied with the results of their respective due diligence and the parties have executed the Definitive Agreement, which agreement will be subject to the conditions expressed herein and therein.  Notwithstanding the two preceding sentences, upon acceptance hereof as described below, the provisions of Sections 2 to 8, inclusive (collectively, the “Binding Provisions”) shall be legally binding upon and enforceable against the parties hereto.

9.

Miscellaneous

This Amended Letter of Intent constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto.

No amendment to this Amended Letter of Intent will be valid or binding unless set forth in writing and duly executed by each of the parties hereto. No waiver of any breach of any provision of this Amended Letter of Intent will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.  Any agreement as to the extension or waiver of any provision of this Amended Letter of Intent by any party will be valid only if in writing signed by such party.

No assignment or transfer of any party’s rights or obligations under this Amended Letter of Intent shall be made except with the prior written consent of the other parties.  Any assignment or transfer purported to be made in violation of the preceding sentence shall be null and void.  The Binding Provisions shall be binding on and enure to the benefit of the parties and their successors and permitted assigns.

The parties hereto agree that monetary damages would not alone be sufficient to remedy any breach by a party hereto of any term or provision of this Amended Letter of Intent and that each party hereto will also be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach hereof and in addition to any other remedy available pursuant to this Amended Letter of Intent or at law or in equity. Each party hereto further waives any requirement for the deposit of security or posting of any bond in connection with any equitable remedy.

Time shall be of the essence of this Amended Letter of Intent.

This Amended Letter of Intent will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflicts or choice of laws provisions thereunder.

This Amended Letter of Intent may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Amended Letter of Intent by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Amended Letter of Intent by such party.

[Remainder of this page left intentionally blank; execution page follows]

If the foregoing is acceptable to you, please so indicate by executing the duplicate copy of this letter which is enclosed for return to us on or before 11:59 p.m. (Pacific Standard time) on April 14, 2014.

Yours truly,

TIMBERLINE RESOURCES CORPORATION

/s/ Paul E. Dircksen

By:

Authorized Signatory

Agreed to as of the 14th day of April, 2014.

WOLFPACK GOLD CORP.

/s/ William Sheriff, Director

By:

Authorized Signatory

SCHEDULE A

Indicative Terms

Pre-Merger Transaction:

Immediately prior to completion of the Proposed Transaction:

•

Wolfpack will use its best efforts to divest itself of its Uranium assets.

•

It is anticipated that such divestiture will result in the shareholders of Wolfpack receiving these interests in one form or another on an exclusive and pre-merger basis with no benefit to Timberline or its shareholders.

The mechanism by which the above will be accomplished will be identified and agreed to before 5:00 PM (PDST) April 21,  2014.

Transaction:

Timberline will acquire all of the outstanding common shares of Wolfpack in exchange for shares of common stock in the capital of Timberline at the ratio of 0.75 shares of Timberline for each share of Wolfpack.

Structure:

The parties will mutually agree on the final structure for proceeding with the Proposed Transaction following completion of due diligence and a review of tax, accounting, corporate and securities law issues.

Convertible Securities:

From execution of the Definitive Agreement until closing, Wolfpack will use reasonable commercial efforts to cause its respective directors, officers and employees to exercise outstanding stock options.  Prior to closing of the Proposed Transaction all unexercised options will be exercised, cancelled, terminated or repriced on terms to be agreed by the parties in the Definitive Agreement, acting reasonably.

Holders of unexercised warrants of Wolfpack will have their warrants converted into warrants of Timberline.

Pre-Close Financing:

Wolfpack will arrange financing in advance of closing in the amount of at least CAD$500,000, in the form of marketable securities, cash or a combination thereof.  Any participant investing at least CAD$250,000 will be granted a right of first refusal to maintain their pro-rata ownership in its entirety (not just as to this specific investment) in any subsequent financing. For greater certainty, completion of such financing for at least CAD$500,000 is a condition precedent to completion of the Proposed Transaction. This financing in combination with the debt forgiveness as a result of the closing of the Proposed Transaction will result in a net effective cash infusion to Timberline of approximately CAD$5,200,000, consisting of the current treasury of Wolfpack less operating expenses in the amount of CAD$200,000, plus the proceeds of the Loan and the new financing of at least $500,000 contemplated herein.

Reverse Stock Split:

The Proposed Transaction will include a reverse stock split in a range reasonably determined to assure a mutually agreed upon per-share target price following the reverse stock split. Concurrent with the closing of the Proposed Transaction, Timberline shall undertake the agreed upon reverse stock split of the common stock as determined by the parties.

[Name Change:

Timberline will seek approval from its shareholders for a name change in the proxy materials mailed to its shareholders in connection with the Proposed Transaction, authorizing Timberline to change its name in the event the parties agree upon a new name at closing.]

Board of Directors:

Upon closing of the Proposed Transaction, the current board of directors of Timberline will be reconstituted to consist of 5 directors, two of whom will be nominated by Wolfpack and three of whom will be nominated by Timberline.  William Sheriff of Wolfpack will be appointed as Chairman of the Board.

Officers:	Paul Dircksen will continue as the president and chief executive officer of Timberline post-acquisition and Randy Hardy will continue as the chief financial officer of Timberline post-acquisition.
Employees:

Management of Timberline will, prior to closing in consultation with Wolfpack, determine those employees of each of Wolfpack and Timberline it wishes to retain.  Such employees will be eligible to receive stock options of Timberline following closing as determined by management and the new board of Timberline.

Definitive Agreement:

Final terms of the Proposed Transaction will be set out in the Definitive Agreement.  The Definitive Agreement will contain, subject to the results of due diligence, representations and warranties for the benefit of each of the parties, conditions relating to shareholder and regulatory approvals, material adverse changes and compliance with the Definitive Agreement as are in each case customary in comparable transactions of this nature.

Conditions to Closing of the Transaction:

Closing of the Proposed Transaction is subject to a number of conditions being satisfied or waived by one or more of the parties at or prior to closing, including the following;

•

execution of a mutually acceptable Definitive Agreement on or before May 5, 2014.

•

satisfactory completion of due diligence by each of the parties prior to execution of the Definitive Agreement;

•

receipt of all required shareholder approvals, together with any requisite minority approvals;

•

accuracy of the representations and warranties of each of the parties contained in the Definitive Agreement as of the date made and the closing date;

•

the covenants of the parties in the Definitive Agreement required to be satisfied before closing must have been satisfied or waived;

•

no material adverse change with respect to the parties having occurred;

•

receipt of appropriate fairness opinions, if required;

•

no injunction or order in effect by any governmental authority prohibiting the Proposed Transaction; and

•

the receipt of all required regulatory, stock exchange, creditor, court and third party approvals, consents, permits, waivers, exemptions and orders.

Exclusivity:

The Definitive Agreement will contain mutually binding exclusivity provisions similar in effect to those set out in the letter of intent to which this term sheet is attached.  The Definitive Agreement will contain customary “fiduciary out” provisions for the board of directors of each of the parties in the case of a superior proposal with the other party receiving a matching right.  There will be a break fee in the amount of US$500,000 payable by a party electing to terminate the Definitive Agreement to accept a superior proposal.

Completion Date:	Anticipated to occur approximately three to four months from the date of execution of the Definitive Agreement.
Board Approval:	Prior to public announcement, the boards of each of the parties will have approved the Proposed Transaction.